UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2005

DIME COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27782	11-3297463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Havemeyer Street, Brooklyn, New York 11211
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (718) 782-6200

None
(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

On March 17, 2005, the Board of Directors of Dime Community Bancshares, Inc. (the "Company") approved an adjustment in annual base salary and cash bonus for the five executive officers of the Company. Both the adjustment in annual base salary and the cash bonus were based upon the recommendations of a nationally recognized compensation consulting firm, which the Company retains. The specific recommendations to the Company were based on a comparative analysis of ten to fifteen comparably sized and similarly located public banks. Messrs. Palagiano and Devine elected not to accept the recommended increase in annual base salary.

The following table summarizes the adjustment in annual base salary and cash bonus for each executive officer of the Company:

Name and Title of Executive Officer	Increase (Decrease) in Annul Base Salary*	Cash Bonus
Vincent F. Palagiano, Chairman of the Board and Chief Executive Officer **	-	$139,000

Michael P. Devine, President and Chief Operating Officer **	-	111,000

Kenneth J. Mahon, Executive Vice President and Chief Financial Officer	$12,000	95,000

Timothy B. King, Senior Vice President and Chief Investment Officer	8,000	55,000

Michael Pucella, Senior Vice President - Finance	7,000	50,000
TOTALS	$27,000	$450,000

* By authorization of the Board of Directors of the Company, the adjustment to base salary for each executive officer is effective as of January 1, 2005.

** Executive officer elected not to accept the recommended increase in annual base salary for the year ending December 31, 2005.

On January 20, 2005, the Board of Directors of the Company approved the extension, through December 31, 2007, of the existing employee retention agreements between the Company and executive officers Michael Pucella and Timothy B. King. Each of these employee retention agreements provides for an assurance period of five years in the event of a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIME COMMUNITY BANCSHARES, INC.

/s/ KENNETH J. MAHON
By: ___________________________________________
Kenneth J. Mahon
Executive Vice President and Chief Financial Officer

Dated: March 29, 2005